Exhibit 10.1

May 13, 2023

Re:      Agreement regarding Employment Terms

Dear Christal:

This letter confirms the agreement between you and Zevra Therapeutics, Inc., f/k/a KemPharm, Inc. (the “Company”) to modify certain terms of your employment during your period of service as interim Chief Executive Officer and President of the Company. Reference is made to the Employment Agreement, dated as of May 30, 2014, by and between you and the Company, as amended (the “Employment Agreement”).  Capitalized terms used but not defined in this letter have the meanings given in the Employment Agreement.

Title and Responsibilities. Effective as of June 1, 2023 (the “Transition Date”) and ending on the date that a new Chief Executive Officer of the Company is appointed, or such other date that the Board of Directors determines (such term, the “Transition Term”), you agree to serve as the Company’s interim Chief Executive Officer and President, with such responsibilities, duties and authority normally associated with such position. During the Transition Term, you will report to the Board of Directors and will dedicate your business time to the affairs of the Company as is reasonably necessary to perform your duties as interim Chief Executive Officer and President. For the avoidance of doubt, during the Transition Term you will also continue to serve as the Company’s Chief Development Officer.

Salary and Benefits. During the Transition Term, your Base Salary will be paid at an annual rate of $512,000 (which for the avoidance of doubt is in lieu of, and not in addition to, the Base Salary amount otherwise provided under the Employment Agreement and payable during the Transition Term), prorated for any partial period of service and less applicable withholdings, payable on a monthly or more frequent periodic basis in accordance with the normal payroll practices of the Company. The Target Annual Bonus amount will remain the same as the amount in effect immediately prior to the Transition Date. During the Transition Term, you will continue to be eligible to participate in the same employee benefit plans that you participated in on the Transition Date, subject to the terms and conditions of such plans.

Following expiration of the Transition Term, the terms of your employment shall revert to those in the Employment Agreement as in effect on the Transition Date, which you agree will not constitute Good Reason under the Employment Agreement. This letter agreement represents the entire agreement between the parties hereto regarding the subject matter hereof and supersedes any prior written or oral agreements regarding such subject matter.  Except as otherwise provided in this letter, the Employment Agreement will remain in full force and effect in accordance with its terms.

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Please indicate your agreement to the foregoing by returning a countersigned copy of this letter to the Company. Thank you for your continued service to the Company.

Sincerely,

ZEVRA THERAPEUTICS, INC.

By:  /s/ R. LaDuane Clifton

Name: R. LaDuane Clifton, CPA

Title: Chief Financial Officer, Secretary and Treasurer

ACKNOWLEDGED AND AGREED:

_/s/ Christal M.M. Mickle________________________________

Christal M.M. Mickle